UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 5)


                             MERCATOR SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

--------------------------------------------------------------------------------
                                    587587106
                                 (CUSIP Number)

                                                        with a copy to:
Rodney Bienvenu                                         Kyle C. Badger
Strategic Software Holdings, LLC                        McDermott, Will & Emery
1465 Post Road East, Second Floor                       227 West Monroe
Westport, Connecticut 06880                             Chicago, Illinois 60606
Tel. No.: (203) 259-7387                                Tel. (312) 372-2000
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 APRIL 17, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BROKEN ARROW I, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 38-3664612

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                    1,672,500
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                    1,672,500
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,672,500

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         4.76%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         STRATEGIC SOFTWARE HOLDINGS, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 30-0091524

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 See Item 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 See Item 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         BIENVENU MANAGEMENT, LLC

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 See Item 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 See Item 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         RODNEY BIENVENU

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 See Item 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 See Item 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         JAMES DENNEDY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE GP, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [ ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EMPIRE CAPITAL MANAGEMENT, L.L.C.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         OO

--------------------------------------------------------------------------------
                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SCOTT A. FINE

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------
                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         PETER J. RICHARDS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/OO

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 SEE ITEM 5
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 SEE ITEM 5

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         SEE ITEM 5

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         SEE ITEM 5

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         CHARTER OAK PARTNERS, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                      WC

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         CONNECTICUT

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 906,900
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 906,900
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         906,900

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         2.58%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         PETER J. BONI

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         DANIEL HOOGTERP

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         EDWARD SANCHEZ, JR.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     AF/PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 17,410
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -19,200-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 17,410
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -19,200-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         36,610

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.10%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         SEAN P. SEARS

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
                                                                     PF

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 3,450
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 3,450
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,450

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [   ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.01%

--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON
         IN

                                  SCHEDULE 13D

                               CUSIP No. 587587106
                               -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
         MICHAEL R. WODOPIAN

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a)  [X]
                                                                     (b)  [  ]

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS
         N/A

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                  [  ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES

--------------------------------------------------------------------------------
                                            7    SOLE VOTING POWER
NUMBER OF SHARES                                 -0-
BENEFICIALLY                                ------------------------------------
OWNED BY EACH                               8    SHARED VOTING POWER
REPORTING PERSON                                 -0-
WITH                                        ------------------------------------
                                            9    SOLE DISPOSITIVE POWER
                                                 -0-
                                            ------------------------------------
                                            10   SHARED DISPOSITIVE POWER
                                                 -0-

--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-

--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                                [  ]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A

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14   TYPE OF REPORTING PERSON
         IN



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


                                  SCHEDULE 13D

         The following constitutes Amendment No. 5 to the Schedule 13D filed by the undersigned on November 29, 2002, as amended on February 4, 2003, March 14, 2003, March 31, 2003, and April 4, 2003, and amends such Schedule 13D only to the extent set forth herein.

ITEM 1.  SECURITY AND ISSUER

         This Amendment No. 5 to Schedule 13D relates to the Common Stock, par value $0.01 per share (the "Common Stock") of Mercator Software, Inc., a Delaware corporation (the "Issuer"), having its principal executive offices at 45 Danbury Road, Wilton, Connecticut 06897.

ITEM 2.  IDENTITY AND BACKGROUND

         This Amendment No. 5 to Schedule 13D is filed by Broken Arrow I, L.P., a Delaware limited partnership ("Broken Arrow"); Strategic Software Holdings, LLC, a Connecticut limited liability company ("SSH"); Bienvenu Management, LLC, a Connecticut limited liability company ("Bienvenu Management"), Rodney Bienvenu, James Dennedy, Empire Capital Partners, L.P., a Delaware limited partnership ("Empire Capital"); Empire GP, L.L.C., a Delaware limited liability company ("Empire GP"); Empire Capital Management, L.L.C., a Delaware limited liability company ("Empire Capital Management") Charter Oak Partners, L.P., a Connecticut limited partnership ("Charter Oak"), Scott A. Fine, Peter J. Richards (all of such persons, collectively, the "Original Reporting Persons"), and Peter J. Boni, Daniel Hoogterp, Edward Sanchez, Jr., Sean P. Sears and Michael R. Wodopian (collectively with Broken Arrow, SSH and Mr. Bienvenu, the "Participants", and collectively with the Original Reporting Persons, the "Reporting Persons").

ITEM 4.  PURPOSE OF TRANSACTION

         On March 14, 2003, the Reporting Persons amended the Schedule 13D filed by the Original Reporting Persons to report that SSH had filed a preliminary proxy statement with the Securities and Exchange Commission announcing its intention to nominate a slate of directors to replace the current board of directors of the Issuer at its next annual meeting.

         On April 17, 2003, SSH agreed to terminate its pending proxy contest in accordance with a written settlement agreement, the material terms of which are as follows:

         (a) The Reporting Persons agreed to support the slate of nominees set forth in the Issuers proxy statement with respect to the 2003 annual meeting of stockholders;

         (b) Mr. Bienvenu was engaged as a special advisor to the board of directors of the Issuer and will be compensated at a rate of $1,500 for each occasion that he is asked to present advice and recommendations to the board;

         (c) The Reporting Persons agreed that they will not initiate another proxy contest or make an unsolicited offer for the Issuer until January 15, 2004; and

         (d) The Issuer agreed to reimburse SSH $300,000 for expenses related to the proxy contest.

         Accordingly, the Participants have terminated the group that they previously formed for the purpose of participating in a proxy contest for the election of a slate of nominees to the board of directors of the Issuer. Each of the Reporting Persons who are natural persons disclaims beneficial ownership of any shares of common stock beneficially owned by any other Reporting Person. Each of the Empire entities and Charter Oaks disclaims beneficial ownership of any shares of common stock beneficially owned by any other Reporting Person. Each of Broken Arrow, SSH and Bienvenu Management disclaims beneficial ownership of any shares of common stock beneficially owned by any other Reporting Person. Each of the Reporting Persons beneficially owns less than five percent (5%) of the Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         None of the Reporting Persons has purchased or sold any of the Issuer's Common Stock since the date of the their most recent filing on Schedule 13D.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Except for the written settlement agreement reached with the Issuer, the material terms of which are described in Item 4 above, and the contracts described in prior amendments to this Schedule 13D, the Reporting Persons have no oral or written agreements, understandings or arrangements for the purpose of acquiring, holding, voting or disposing of any securities of the Issuer or otherwise with respect to the Issuer.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 21, 2003

                                 By:      /s/ Rodney Bienvenu
                                    --------------------------------------------
                                      Rodney Bienvenu, individually, and as
                                      Chairman & CEO of Strategic Software
                                      Holdings, LLC, for itself and as general
                                      partner of Broken Arrow I., L.P., and as
                                      the sole member of RB Holdings, LLC as a
                                      member of Bienvenu Management, LLC


                                 By:      /s/ James Dennedy
                                    --------------------------------------------
                                      James Dennedy, individually, and as a
                                      member of Bienvenu Management, LLC


                                 By:      /s/ Scott A. Fine
                                    --------------------------------------------
                                      Scott A. Fine, individually, and as
                                      managing member of Empire GP, L.L.C., and
                                      as general partner of Empire Capital
                                      Partners, L.P.; and as managing member of
                                      Empire Capital Management, L.L.C., and as
                                      attorney-in-fact of Charter Oak Partners,
                                      L.P.


                                 By:      /s/ Peter J. Richards
                                    --------------------------------------------
                                      Peter J. Richards, individually, and as
                                      managing member of Empire GP, L.L.C., and
                                      as general partner of Empire Capital
                                      Partners, L.P.; and as managing member of
                                      Empire Capital Management, L.L.C., and as
                                      attorney-in-fact of Charter Oak Partners,
                                      L.P.


                                 By:      /s/ Peter J. Boni
                                    --------------------------------------------
                                               Peter J. Boni


                                 By:      /s/ Daniel Hoogterp
                                    --------------------------------------------
                                             Daniel Hoogterp


                                 By:      /s/ Edward Sanchez, Jr.
                                    --------------------------------------------
                                      Edward Sanchez, Jr.

                                 By:      /s/ Sean P. Sears
                                    --------------------------------------------
                                               Sean P. Sears


                                 By:      /s/ Michael R. Wodopian
                                    --------------------------------------------
                                      Michael R. Wodopian